Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No.  333-163668, No. 333‑165384, No. 333-166728, and No. 333-189681 on Form S-8 and Registration Statements No. 333-196372, and No. 333-200622 on Form S-3 of our reports dated February 18, 2016 relating to the consolidated financial statements and financial statement schedule of Hyatt Hotels Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 18, 2016